Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS 2011 YEAR-END RESULTS

CHATTANOOGA, Tenn. (March 8, 2012) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the fiscal year ended December 31, 2011. For the fiscal year ended December 31, 2011, income from continuing operations was $1,272,000, or $0.10 per diluted share, compared with a loss from continuing operations of $4,373,000, or $0.35 per diluted share, for the year ended December 25, 2010. Excluding items related to the Company's refinancing, as detailed on the enclosed schedule, non-GAAP income from continuing operations was $1,466,000, or $0.12 per diluted share, for 2011. Net sales for fiscal 2011 were $270,110,000, up 15% over the prior year on a non-GAAP adjusted comparable 52 week basis, as detailed on the enclosed schedule. Sales increased 17% from $231,322,000 in the prior year on a fiscal basis.

In the fourth quarter of 2011, the Company had sales of $65,349,000 and a loss from continuing operations of $203,000, or $0.02 per diluted share, compared with sales of $65,134,000 and income from continuing operations of $638,000, or $0.05 per diluted share for the fourth quarter of 2010.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The year of 2011 was our first profitable year since the downturn began in 2008 and evidence of the continued recovery in the upper end of the market that began in 2010. Since the bottom of the downturn in 2009, Dixie's sales are up 33% while the industry is up less than 5%. This is further evidence that the luxury end of the market is returning faster than the overall soft floorcovering market. For 2011, Dixie's total carpet sales were up about 15% while the industry was up in the low single digits.

“Our fourth quarter sales were up mid-single digits on a comparable calendar week basis, taking into account our year-end calendar relative to the holiday period this year versus last, though sales were flat with a year ago on a fiscal period basis. Our residential sales were up over 8% in the quarter while our commercial sales were hurt by a slower fourth quarter in that market segment. Our fourth quarter profitability was negatively impacted due to higher investments in new products; however, we believe that this investment will continue our above-industry average sales growth into 2012.

“Looking back over the year just completed, we are pleased with several initiatives to expand our capabilities while improving our response to the market. We have implemented a new planning system to lower inventories and improve customer service, developed our wool tufting center in California, introduced new heat setting technology in our yarn operations and continued the refinement of our re-aligned sales organization.

“We are pleased with the success of our Stainmaster® Luxerell® products in the residential business. We continue our innovation in utilizing multiple yarn systems that vary in luster and shade, along with our expertise in pattern and color. Looking into 2012, we are excited about our new Stainmaster® SolarMax® products, with inherent stain and fade resistance, and TruSoft™ products, the new standard for soft floorcovering. In addition, we have developed technology that will allow us to offer unlimited custom color selection in wool, a Fabrica exclusive. This and other technologies enable us to offer distinctive products, thus separating us from the competition.

“From a financial perspective in 2011, we successfully negotiated a new credit facility, paid off our subordinated debt and lowered our principal and interest payments going forward. Our capital expenditures, at $6.7 million for the year, continue to be below our depreciation and amortization of $9.6 million. For 2012, we anticipate capital expenditures of $6.0 million. Also, with the announced price increase in raw materials for our residential products, we have implemented a price increase in those product lines in the first quarter of 2012.

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The Dixie Group Reports 2011 Year-End Results

March 8, 2012

“We have continued to emphasize new product introductions that we believe better position us for growth as the market improves. Further, we expect to see a stronger residential market in 2012 though we continue to see a more difficult commercial selling environment. We continue to be cautiously optimistic about the coming year as we focus on delivering beautiful products to our customers,” Frierson concluded.

For the year, the Company's loss from discontinued operations was $286,000, or $0.02 per diluted share, compared with a loss from discontinued operations of $281,000, or $0.02 per diluted share, for the prior year. Including discontinued operations, the Company reported net income of $986,000, or $0.08 per diluted share for the year of 2011 compared with a net loss of $4,654,000, or $0.37 per diluted share, for the year-earlier period. For the fourth quarter of 2011, the loss from discontinued operations was $158,000, or $0.01 per diluted share compared to a loss of $122,000, or $0.01 per diluted share for 2010. Including discontinued operations, the Company reported a net loss of $361,000, or $0.03 per diluted share, for the fourth quarter of 2011 compared with net income of $516,000, or $0.04 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 11:00 a.m. Eastern Time on March 8, 2012. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0391 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 7644562 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, and Masland Contract brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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The Dixie Group Reports 2011 Year-End Results

March 8, 2012

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
NET SALES	$65,349	$65,134	$270,110	$231,322
Cost of sales	48,910	48,652	204,604	174,671
GROSS PROFIT	16,439	16,482	65,506	56,651
Selling and administrative expenses	15,837	13,849	60,667	57,362
Other operating (income) expense, net	82	121	(266)	303
Facility consolidation and severance expenses, net	—	918	(563)	1,556
OPERATING INCOME (LOSS)	520	1,594	5,668	(2,570)
Interest expense	735	903	3,470	4,124
Other (income) expense, net	(48)	(4)	(75)	283
Refinancing expense	—	—	317	—
Income (loss) from continuing operations before taxes	(167)	695	1,956	(6,977)
Income tax provision (benefit)	36	57	684	(2,604)
Income (loss) from continuing operations	(203)	638	1,272	(4,373)
Loss from discontinued operations, net of tax	(158)	(122)	(286)	(281)
NET INCOME (LOSS)	$(361)	$516	$986	$(4,654)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.02)	$0.05	$0.10	$(0.35)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Net income (loss)	$(0.03)	$0.04	$0.08	$(0.37)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.02)	$0.05	$0.10	$(0.35)
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.02)
Net income (loss)	$(0.03)	$0.04	$0.08	$(0.37)

Weighted-average shares outstanding:
Basic	12,597	12,845	12,585	12,524
Diluted	12,597	12,890	12,623	12,524

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The Dixie Group Reports 2011 Year-End Results

March 8, 2012

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	December 31, 2011	December 25, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$298	$244
Receivables, net	29,173	31,377
Inventories	63,939	58,289
Other	7,589	6,943
Total Current Assets	100,999	96,853

Property, Plant and Equipment, Net	67,541	70,246
Other Assets	14,403	13,830
TOTAL ASSETS	$182,943	$180,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$31,853	$33,212
Current portion of long-term debt	2,729	7,145
Total Current Liabilities	34,582	40,357

Long-Term Debt
Senior indebtedness	52,806	40,321
Convertible subordinated debentures	—	9,662
Mortgage note payable	10,141	5,430
Equipment notes payable	2,061	2,125
Capital lease obligations	349	532
Deferred Income Taxes	4,804	4,759
Other Liabilities	13,815	15,313
Stockholders' Equity	64,385	62,430
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$182,943	$180,929

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The Dixie Group Reports 2011 Year-End Results

March 8, 2012

Use of Non-GAAP Financial Information:
(in thousands)

The Company believes that non-GAAP performance measures, which management uses in evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, the non-GAAP performance measures should be viewed in addition to, not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.

The twelve months of 2011 contained 53 operating weeks compared with 52 operating weeks in the twelve months of 2010. Percentage changes in net sales have been adjusted to reflect the comparable number of weeks in the reporting periods.

The Company defines Non-GAAP Income (Loss) from Continuing Operations, as shown below, as Income (Loss) from Continuing Operations plus refinancing expense, net of tax, plus one-time items so defined.

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
Net Sales Adjusted:
Weeks in period	13	13	53	52

Net sales as reported	$65,349	$65,134	$270,110	$231,322
Adjusted for weeks	—	—	(4,711)	—
Non-GAAP net sales as adjusted	$65,349	$65,134	$265,399	$231,322

	Three Months Ended		Twelve Months Ended
	December 31, 2011	December 25, 2010	December 31, 2011	December 25, 2010
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income (Loss) from Continuing Operations:
Income (loss) from continuing operations	$(203)	$638	$1,272	$(4,373)
Add: Refinancing expense, net of tax	—	—	194	—
Non-GAAP income (loss) from continuing operations	$(203)	$638	$1,466	$(4,373)

Non-GAAP basic income (loss) from continuing operations per share	$(0.02)	$0.05	$0.12	$(0.35)
Basic average shares outstanding	12,597	12,845	12,585	12,524

Non-GAAP diluted income (loss) from continuing operations per share	$(0.02)	$0.05	$0.12	$(0.35)
Diluted average shares outstanding	12,597	12,890	12,623	12,524

Further non-GAAP reconciliation data, including Non-GAAP Adjusted Operating Income, Adjusted EBIT and Adjusted EBITDA are available at www.thedixiegroup.com under the Investor Relations section.

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